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                                                                     EXHIBIT 8.1

              [PAUL, HASTINGS, JANOFSKY & WALKER, LLP LETTERHEAD]

                                  June 5, 2000

SFX Entertainment, Inc.
650 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

     We have acted as special tax counsel to SFX Entertainment, Inc., a Delaware corporation ("SFX") in connection with the proposed merger (the "Merger") of SFX with CCU II Merger Sub, Inc., a Delaware corporation ("Merger Sub"), a wholly owned subsidiary of Clear Channel Communications, Inc. ("Parent"), pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of February 28, 2000, as amended June 5, 2000 (the "Agreement") among Parent, Merger Sub and SFX. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

     In arriving at the opinion expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of:

          (i) the Agreement;

          (ii) the Registration Statement and the Joint Proxy
     Statement-Prospectus included therein filed with the Securities and Exchange Commission by SFX and Parent on June 5, 2000 in connection with the Merger; and

          (iii) certificates and representations of officers and representatives of SFX, Parent and Merger Sub and such other persons as we have deemed appropriate.

     Without limiting the generality of the foregoing in arriving at the opinions expressed below, we have examined and relied, without independent verification of the statements contained therein, on (i) a letter from Parent and Merger Sub regarding certain tax matters, (ii) a letter from SFX regarding certain tax matters; and (iii) representations and warranties made by SFX, Parent and Merger Sub in the Agreement, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

     In arriving at the opinion expressed below, we have assumed, without making any independent investigation, that all such documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

     Based on and subject to the foregoing, we confirm that the discussion contained in the Registration Statement under the caption "THE MERGER -- Certain U.S. Federal Tax Consequences," is our opinion of the material U.S. federal income tax consequences of the Merger to the SFX Class A stockholders.
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     We hereby consent to the use of our name and the making of certain statements set forth in the Registration Statement in our capacity as tax advisers to SFX. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

                                    PAUL, HASTINGS, JANOFSKY & WALKER LLP